Exhibit 99.1

FOR IMMEDIATE ISSUE

FOR:	MDC Partners Inc.	CONTACT:	Michaela Pewarski
	One World Trade Center, FL. 65		MDC Partners
	New York, NY 10007		646 429 1812
mpewarski@MDC-Partners.com

MDC Partners (MDCA) and Stagwell Media LP Reach Agreement on Amended Transaction that Offers MDC Shareholders Greater Stake in Combined Business

New Proposal with Improved Financial Terms Provides Increased Value for MDC Shareholders, Further Enhanced Governance and Offers Best Chance to Create Global Modern Marketing Company with Near- and Long-Term Growth Prospects

Special Committee Recommends Shareholders Vote “FOR” the Amended Transaction

New Meeting Date Set for July 26, 2021

New York, NY, July 9, 2021 (NASDAQ: MDCA) – MDC Partners Inc. (“MDC” or the “Company”) announced today that the Special Committee of MDC’s Board of Directors (the “MDC Special Committee”), working with its independent legal and financial advisors, has completed its evaluation of the revised offer from Stagwell Media LP (“Stagwell”) and reached an agreement on amended terms (the “Amendment”) for the business combination of the Company and certain operating businesses of Stagwell (the “Transaction”). The Amendment was unanimously recommended by the MDC Special Committee and unanimously approved by MDC’s Board of Directors (other than the interested directors). The Company expects to file a supplement to its proxy statement/prospectus as soon as practicable.

The Amendment, which took into account input and feedback from MDC shareholders and reflects extensive negotiations between the MDC Special Committee and Stagwell, provides for a decrease in the share consideration that Stagwell will receive in the Transaction to equity interests equivalent to 180 million common shares, a reduction of approximately 36 million common shares from the 216.25 million common shares agreed to in the transaction agreement entered into on December 21, 2020. Based on this change in share consideration, on a pro forma basis, the existing MDC common shareholders (including Stagwell) would own approximately 31% of the common equity of the combined company (the “Combined Company”) immediately following the closing of the Transaction.

MDC and Stagwell have also agreed to additional governance enhancements, including to provide that seven of the nine members of the Board of Directors of the Combined Company will be independent directors and two out of three of the members of the Nominating & Corporate Governance Committee will be continuing independent directors of the Company. Stagwell has further agreed that it will relinquish its right to nominate a fourth director, and in lieu thereof, the ninth director of the Combined Company will be selected by mutual consent. In addition to these governance changes, each of Stagwell and Goldman Sachs have agreed to abate for one year following the closing of the Transaction any accretion on the Combined Company’s Series 6 preferred shares and Series 8 preferred shares, respectively.

The MDC Special Committee worked closely with its legal and financial advisors over the past several weeks to negotiate the revised agreement, conduct additional due diligence (including a review of updated financial projections from both MDC and Stagwell), assess the relative value of each company in the transaction and consider the fairness of the revised offer.

After giving effect to the Amendment, the MDC Board of Directors, following the unanimous recommendation of the Special Committee, recommends that MDC shareholders vote “FOR” the Transaction for the following reasons:

•	The combination with Stagwell affords MDC shareholders the best opportunity for value creation and growth through a meaningful ownership stake in a large company that is well positioned in the marketing and advertising communication sectors that are growing most quickly;
•	The Combined Company will have lower leverage and more scale than MDC today, providing greater financial flexibility;
•	The combination of MDC and Stagwell provides opportunities for cost savings and revenue synergies that will create additional value for MDC shareholders;
•	With increased market capitalization, revenue and cash flow and participation in the growing sectors of the market, there is an improved chance for greater liquidity in the trading of the Combined Company’s stock and coverage from sell-side analysts, which may improve the valuation of the stock;
•	The Special Committee received a fairness opinion from Moelis & Company LLC, financial advisor to the Special Committee in respect of the Transaction, providing that, as of the date thereof and based upon and subject to the assumptions, limitations and qualifications stated in such opinion, the percentage ownership of New MDC to be held by the holders of MDC Class A and Class B shares (together, the “MDC Common Shares”) upon completion of the Transaction is fair, from a financial point of view, to the holders of MDC Common Shares, other than Mark Penn, Stagwell, Goldman Sachs and their respective affiliates (other than MDC and its subsidiaries) (collectively, the “interested shareholders”);
•	The governance protections provide meaningful protection of the interests of MDC shareholders going forward (including the ability for the minority shareholders to have meaningful influence over the composition of the entire Board of Directors of the Combined Company); and
•	There is no better alternative available to MDC for creating value, gaining scale, reducing leverage, increasing trading liquidity, reducing costs and positioning the company in the growth sectors of the market.

Commenting on their support for the amended Transaction, the MDC Special Committee offered the following:

“We have negotiated the revised terms with Stagwell and believe that they deliver significant value for MDC shareholders and appropriately reflect Stagwell’s high-growth businesses and its financial performance and success, which has continued and gained momentum through a challenging year. Over the course of this process, we have spoken with many MDC shareholders and have advocated on their behalf to Stagwell to create even more value for them in this transaction. Our efforts have garnered additional financial and governance improvements from Stagwell that reward MDC shareholders for their contributions to the combined company and that protect their interests over time.

“Beyond that, we know that this combination makes strategic sense. Coming together with Stagwell puts MDC on the right path to growth with a stronger balance sheet, a better combination of digital capabilities and the right leadership for the future.

We are fully convinced that the transaction we announced today is the single best path forward for MDC and its shareholders and will maximize value for MDC shareholders. To be clear, we do not believe there is a better or different transaction to be done with Stagwell, no other suitors have emerged and the standalone prospects of MDC are not nearly as attractive as the combination with Stagwell under the terms we announced this morning.

“Our Special Committee therefore fully endorses this transaction and strongly encourages MDC shareholders to embrace this chance to maximize value. The Board of Directors of MDC, following a unanimous recommendation of the members of the Special Committee, recommends that the Company’s shareholders to vote ‘FOR’ this business combination.”

It is anticipated that the special meeting of shareholders of the Company to vote on the Transaction currently scheduled for July 19, 2021 will be commenced and adjourned with the new time and date for the Special Meeting of Shareholders to vote on the Transaction (the “Special Meeting”) expected to be Monday, July 26, 2021 at 11:00 AM ET, to be accessed virtually at https://web.lumiagm.com/401933402. The Company will extend the scheduled proxy cut-off time for the Special Meeting and accept proxies and voting instructions, including electronic voting, until Thursday, July 22, 2021.

Your vote is very important regardless of the number of shares you own and encourage shareholders to vote in advance of the new deadline. Shareholders with questions regarding the Special Meeting and Amended Transaction should contact Kingsdale Advisors, MDC’s strategic shareholder advisor and proxy solicitation agent, at 1-877-659-1821 (toll-free within North America) or at 1-416-867-2272 (outside of North America) or by email at contactus@kingsdaleadvisors.com.

About MDC Partners Inc.

MDC Partners is one of the most influential marketing and communications networks in the world. As “The Place Where Great Talent Lives,” MDC Partners is celebrated for its innovative advertising, public relations, branding, digital, social and event marketing agency partners, which are responsible for some of the most memorable and effective campaigns for the world’s most respected brands. By leveraging technology, data analytics, insights and strategic consulting solutions, MDC Partners drives creative excellence, business growth and measurable return on marketing investment for over 1,700 clients worldwide. For more information about MDC Partners and its partner firms, visit our website at mdc-partners.com, sign up for investor-related updates and alerts, and follow us on LinkedIn.

About Stagwell

Stagwell is a private equity fund that owns all interests in Stagwell Marketing Group LLC through a wholly owned holding company named Stagwell Marketing Group Holdings LLC. Stagwell Media, Stagwell Marketing Group LLC and its businesses are managed by The Stagwell Group, a registered investment advisor. The address of Stagwell is 1808 Eye Street, Floor 6, Washington, D.C., 20006. As of the date hereof, Stagwell and its affiliates beneficially own 50,000 series 6 preference shares (representing 100% of the outstanding Series 6 preference shares) and 14,425,714 Class A shares (representing 18.7% of the outstanding Class A subordinate voting shares) of MDC, collectively representing 19.9% of the issued and outstanding Class A subordinate voting shares of MDC, as calculated on an as-converted basis. There will be no change in the beneficial ownership of Stagwell and its affiliates of MDC securities following the announcement of the foregoing. The information set out above regarding the amended terms of the Transaction and Stagwell’s holdings in MDC is provided by Stagwell for the purpose of satisfying its early warning disclosure obligations under applicable Canadian securities laws.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain certain forward-looking statements (collectively, “forward-looking statements”) within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended and Section 21E of the U.S. Exchange Act and the United States Private Securities Litigation Reform Act of 1995, as amended, and “forward-looking information” under applicable Canadian securities laws. Statements in this document that are not historical facts, including statements about MDC’s or Stagwell’s beliefs and expectations and recent business and economic trends, constitute forward-looking statements. Words such as “estimate,” “project,” “target,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “should,” “would,” “may,” “foresee,” “plan,” “will,” “guidance,” “look,” “outlook,” “future,” “assume,” “forecast,” “focus,” “continue,” or the negative of such terms or other variations thereof and terms of similar substance used in connection with any discussion of current plans, estimates and projections are subject to change based on a number of factors, including those outlined in this section. Such forward-looking statements may include, but are not limited to, statements related to: future financial performance and the future prospects of the respective businesses and operations of MDC, Stagwell and the Combined Company; information concerning the Transaction; the anticipated benefits of the Transaction; the likelihood of the Transaction being completed; the anticipated outcome of the Transaction; the tax impact of the Transaction on MDC and shareholders of MDC; the timing of the shareholder meeting to approve the Transaction (the “Special Meeting”); the shareholder approvals required for the Transaction; regulatory and stock exchange approval of the Transaction; and the timing of the implementation of the Transaction. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement, including the risks identified in our filings with the Securities Exchange Commission (the “SEC”).

These forward-looking statements are subject to various risks and uncertainties, many of which are outside MDC’s control. Important factors that could cause actual results and expectations to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under the section entitled “Risk Factors” in the registration statement on Form S-4 filed on February 8, 2021, and as amended on March 29, 2021, April 21, 2021 and April 30, 2021 (the “Form S-4”), under the section entitled “Risk Factors” in the proxy statement/prospectus on Form 424B3 filed on May 10, 2021 (together with the Form S-4, the “Proxy Statement/Prospectus”), under the caption “Risk Factors” in MDC’s Annual Report on Form 10-K for the year-ended December 31, 2020 under Item 1A and under the caption “Risk Factors” in MDC’s Quarterly Report on Form 10-Q for the quarter-ended March 31, 2021 under Item 1A. These and other risk factors include, but are not limited to, the following:

•	an inability to realize expected benefits of the Transaction or the occurrence of difficulties in connection with the Transaction;
•	adverse tax consequences in connection with the Transaction for MDC, its operations and its shareholders, that may differ from the expectations of MDC or Stagwell, including that future changes in tax law, potential increases to corporate tax rates in the United States and disagreements with the tax authorities on MDC’s determination of value and computations of its tax attributes may result in increased tax costs;
•	the occurrence of material Canadian federal income tax (including material “emigration tax”) as a result of the Transaction;
•	the impact of uncertainty associated with the Transaction on MDC’s and Stagwell’s respective businesses;
•	direct or indirect costs associated with the Transaction, which could be greater than expected;
•	the risk that a condition to completion of the Transaction may not be satisfied and the Transaction may not be completed; and
•	the risk of parties challenging the Transaction or the impact of the Transaction on MDC’s debt arrangements.

You can obtain copies of MDC’s filings under its profile on SEDAR at www.sedar.com, its profile on the SEC’s website at www.sec.gov or its website at www.mdc-partners.com. MDC does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.

Additional Information and Where to Find It

In connection with the Transaction, MDC and New MDC filed with the SEC the Proxy Statement/Prospectus. This communication is not a substitute for the Proxy Statement/Prospectus or any other document MDC may file with the SEC in connection with the Transaction.

INVESTORS AND SECURITYHOLDERS OF MDC ARE URGED TO READ CAREFULLY THE PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION IN ITS ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) OR ANY DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. You may obtain, free of charge, copies of the Proxy Statement/Prospectus and other relevant documents filed by MDC or New MDC with the SEC, at the SEC’s website at www.sec.gov. In addition, investors and securityholders are able to obtain free copies of the Proxy Statement/Prospectus and other relevant documents filed by MDC or New MDC with the SEC and from MDC’s website at http://www.mdc-partners.com.

The URLs in this announcement are intended to be inactive textual references only. They are not intended to be active hyperlinks to websites. The information on such websites, even if it might be accessible through a hyperlink resulting from the URLs or referenced herein, is not and shall not be deemed to be incorporated into this announcement. No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any information on such websites.

No Offer or Solicitation

This communication does not constitute an offer to buy or exchange, or the solicitation of an offer to sell or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is not a substitute for any prospectus, proxy statement or any other document that MDC or New MDC may file with the SEC in connection with the Transaction. No money, securities or other consideration is being solicited, and, if sent in response to the information contained herein, will not be accepted.

No offering of securities shall be made except by means of a prospectus meeting the requirements of the U.S. Securities Act of 1933, as amended. The Transaction and distribution of this document may be restricted by law in certain jurisdictions and persons into whose possession any document or other information referred to herein should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. No offering of securities will be made directly or indirectly, in or into any jurisdiction where to do so would be inconsistent with the laws of such jurisdiction.

Participants in the Solicitation

MDC, New MDC and their respective directors and executive officers and other members of management and employees, may be deemed to be participants in the solicitation of proxies from MDC’s shareholders with respect to the approvals required to complete the Transaction. More detailed information regarding the identity of these potential participants, and any direct or indirect interests they may have in the Transaction, by security holdings or otherwise, is set forth in the Proxy Statement/Prospectus filed with the SEC. Information regarding MDC’s directors and executive officers is set forth in the definitive proxy statement on Schedule 14A filed by MDC with the SEC on May 10, 2021, in the Annual Report on Form 10-K filed by MDC with the SEC on March 16, 2021, as amended on April 27, 2021 and in the Quarterly Report on Form 10-Q filed by MDC with the SEC on May 10, 2021. Additional information regarding the interests of participants in the solicitation of proxies in respect of the Special Meeting is included in the Proxy Statement/Prospectus filed with the SEC. These documents are available to the shareholders of MDC free of charge from the SEC’s website at www.sec.gov and from MDC’s website at www.mdc-partners.com.

You must not construe the contents of this document as legal, tax, regulatory, financial, accounting or other advice, and you are urged to consult with your own advisors with respect to legal, tax, regulatory, financial, accounting and other consequences of the Transaction, the suitability of the Transaction for you and other relevant matters concerning the Transaction.